UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
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Lyondell Chemical Company

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This filing consists of  a communication from Dan F. Smith, Chairman, President and Chief Executive Officer of Lyondell Chemical Company to all employees of Lyondell posted on Lyondell's internal website.

To:                      All Employees
From:                 Dan Smith
Subject:             Impressions from first week of integration planning meetings

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Special Note:  An article about our merger with Basell appears in the business section of today’s Houston Chronicle.  You can read the article on-line at www.chron.com/disp/story.mpl/headline/biz/5023921.html

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Yesterday, the Officers concluded their first week of planning activities with the integration team members from Basell.  It was our first opportunity to begin exploring the similarities – and differences – between our two companies since the merger was announced.

I am pleased to report that our meetings went exceedingly well.  I can confidently say that all the Officers share my impression that we are off to a very good start.  Volker Trautz, Basell’s CEO, and I are aligned regarding our desired outcome – that is, the harmonious combination of two excellent companies into an even stronger, more competitive, global leader.

Each of the participants shared a common belief that there is no blueprint, no preconceived notion, about how things should be done in the new, combined company.  Both sides are eager to adopt best practices from one another, and there was a great deal of candid, open dialog and robust interaction during the meetings.

I am encouraged by the fact that both of our companies share a significant number of common beliefs and philosophies, particularly related to safety and our people. Many of the areas where our practices differ result more from inherent strategic business drivers as opposed to differences in interests. Clearly, we speak the same language with respect to our common experience in operating leading, global manufacturing companies. As our understanding increases even further, I am confident that we will identify new and better practices that draw on the strengths from both companies that will allow us to build an even greater company.

Our focus this week and next is to gain an understanding of each other’s businesses, processes and cultures, and to discover not only common ground, but also those areas that will require some time to sort out. During the first day, both companies reviewed high-level overviews. Days two and three focused on reviews of each business and function in Lyondell. Next week, Basell's team will share reviews of their businesses and functions, and our attention will turn to the next steps preparing for integration and transition after the close of the merger transaction.

We are early in the process of planning for transition activities, and we will keep you informed as work progresses. Volker and I intend to send a joint communication to all of our employees later this month regarding the scope and timeline for the transition planning effort as it takes shape.  Until then, remember that this process will take time.  Please continue to dialog with your supervisor and keep submitting your inquiries to the “questions” email box.  As always, please be careful to adhere to our existing guidance available on ION and Pipeline regarding communications and inter-company contacts.

Additional Information and Where to Find It
In connection with the solicitation of proxies by Lyondell Chemical Company (the "Company") with respect to the meeting of its stockholders to be called with respect to the proposed merger, the Company will file a proxy statement with the Securities and Exchange Commission (the "SEC"). STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO THE STOCKHOLDERS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC's web site at http://www.sec.gov. Stockholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail to Lyondell Chemical Company, Investor Relations, 1221 McKinney Street, Suite 700, Houston, Texas 77010, telephone (713) 309-4590, or from the Company's website at www.lyondell.com.

The Company and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be "participants" in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the persons who may be "participants" in the solicitation is set forth in the Company's proxy statements and annual reports on Form 10-K (including any amendments thereto), previously filed with the SEC, and in the proxy statement relating to the merger and other relevant materials to be filed with the SEC when they become available.

The following is the Houston Chronicle article which is referenced in the above employee communication from Dan F. Smith, Chairman, President and Chief Executive Officer of Lyondell Chemical Company.

Aug. 2, 2007, 11:39PM
Acquisitions
Irresistible chemistry
Dutch company's executives visit Houston as the chemical giants begin what they say is a nearly perfect union

By BRETT CLANTON
Copyright 2007 Houston Chronicle

The merger of Houston's Lyondell and the Netherlands' Basell Holdings will create a global chemical powerhouse that will benefit from Basell's strength in Europe and Lyondell's in North America, the companies' CEOs said Thursday.

But the work of stitching together what will soon be the world's third-largest chemical company has only just begun.

"Priority No. 1 is to get to know each other, and that's what we're doing at the moment," Basell CEO Volker Trautz said.

Trautz and other Basell executives have been in Houston this week to start that process and get a close-up view of Lyondell, which Basell agreed to buy in July for more than $12 billion in cash.

On Thursday, Trautz and Lyondell Chairman and CEO Dan Smith sat for a joint interview with the Chronicle, their first since the deal was announced.

They said their two companies are nearly a perfect match because there is little overlap among business units and each firm brings strengths in different geographical regions and product lines.

"Sometimes things don't fit together so well," Smith said. "In this case, I think we're happily finding that everything fits very well."

But the happy marriage almost didn't come together. Basell agreed to buy Lyondell only after unsuccessful bids to acquire General Electric's plastics division in May and Huntsman Corp. in July.

Trautz, however, said the timing of the deal should not be read as a sign that Lyondell was Basell's third choice.

A marquee property like GE only rarely comes up for sale, and when Huntsman put itself up for auction earlier this year it asked Basell to make an offer, he said.

"Certain things you have to deal with when they show up," Trautz said.

While the Lyondell acquisition came just a week after Basell's bid for Huntsman was trumped by New York private equity firm Apollo Management, it had been hinted at several months earlier.

In May, U.S. industrialist Len Blavatnik, whose privately held Access Industries owns Basell, signed an agreement that gave him an option to buy 8.3 percent of Lyondell shares until May 2008.

Blavatnik in 2005 bought Basell, which had been formed in 2000 as a combination of a Royal Dutch Shell Group unit and BASF.

Smith said he was not surprised when Blavatnik began taking an interest in his company. Over the last decade, Lyondell has grown in value from $3 billion to roughly $18 billion after a brisk string of mergers and acquisitions, he said.

Big refinery purchase
The latest big deal came last year, when Lyondell bought out partner Citgo Petroleum Corp.'s 41 percent stake in a Houston oil refinery for $2.1 billion.

With the company stable and growing, Lyondell was in no hurry to make another big move, Smith said.

"But we openly said it still needed to be more global, have more product faces and have more depth of product offerings. Frankly, the combination with Basell does exactly those three things."

While combining the two companies is likely to bring cost savings, Smith said, "this is not a merger driven by cost-saving synergies."

The deal should not have any effect on most Lyondell employees, he said. The company has 4,400 employees in Houston.

It is still uncertain whether the Lyondell name will remain, where the combined company's headquarters will be and what role he and other top Lyondell executives will play, Smith said.

Those questions and others will be sorted out in coming weeks as the companies assemble teams to determine how the two businesses will be combined, Trautz and Smith said.

Basell's No. 1 rankings
Basell is the world's largest producer of polypropylene and Europe's largest producer of polyethylene, both key ingredients in plastics. Lyondell is the fourth-largest U.S. chemical maker and manufactures propylene that Basell needs to make its biggest product, polypropylene resin.

If approved by regulators and Lyondell shareholders, the combined company will have more than 15,000 employees, nearly 60 manufacturing sites and $40 billion in annual sales based on 2007 estimates.

But with U.S. credit markets tightening, there have been worries that such big buyout deals could be at risk.

This week, investment bank JPMorgan said a tougher lending climate reduces the chance of a rival raising enough money to top Basell's $48 per share offer for Lyondell.

"Given an uncertain credit environment and limited upside to Basell's current $48 offer price, we believe investors should lock in their gains and put money to work elsewhere," the bank said in a note to investors.

Smith declined to comment on the prospect of additional bidders for Lyondell but reassured that Basell's financing is solid.

Trautz also reaffirmed the financing.

"Certainly," he said, "the market changed a little bit, but we are very optimistic this deal will go to the finishing line within the foreseeable future."

brett.clanton@chron.com